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                      July 27, 2022

       Parag Agrawal
       Chief Executive Officer
       Twitter, Inc.
       1355 Market Street, Suite 900
       San Francisco, California 94103

                                                        Re: Twitter, Inc.
                                                            Annual Report on
Form 10-K for the fiscal year ended December 31, 2021
                                                            Filed February 16,
2022
                                                            Quarterly Report on
Form 10-Q for the quarter ended March 31, 2022
                                                            Filed May 2, 2022
                                                            File No. 001-36164

       Dear Mr. Agrawal:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Douglas Schnell